Exhibit 10.44

SEPARATION AGREEMENT, INCLUDING GENERAL RELEASE

I.             This Separation Agreement, Including General Release (“Agreement”), together with the additional release of all claims in the form attached as Exhibit "A" ("Additional Release") covers all understandings among Patricia K. Fletcher (“Executive”), AV Homes, Inc. f/k/a Avatar Holdings Inc. (“Company”) and Avatar Properties Inc. (“Avatar”) relating to Executive’s employment and separation from employment with Avatar.

II.            Executive’s last day of employment will be October 31, 2012 (the “Termination Date”), and after that date the only payments or other things of value which Executive will be entitled to receive are those set forth in this Agreement, except that any amounts due to Executive under any retirement plans will be paid according to the terms of the plans.  Executive acknowledges and agrees that Executive is not entitled to any separation pay whatsoever without entering into this Agreement and without executing and not revoking the Additional Release.

III.   Effective at midnight on September 30, 2102 Executive resigns from all officer and director positions at the Company, Avatar and their affiliates except for the position of Executive Vice President of Avatar.  Effective at midnight on October 31, 2012, Executive resigns as Executive Vice President of Avatar.

IV.   Effective September 30, 2012 at midnight, (i) the Second Amended and Restated Employment Agreement dated as of September 29, 2011, among Company, Avatar and Executive shall be of no further force and effect and (ii) the Stock Award Agreement between Company and Executive dated as of September 29, 2012 shall be of no further force or effect.

V.            In consideration of the agreements set forth herein and conditioned upon Executive executing and not revoking the Agreement and Additional Release, Company and Avatar agree that:

A.
Effective as of the Termination Date, pursuant to the Company’s Amended and Restated 2005 Executive Incentive Plan (2011 Restatement), Company shall grant Executive 9,000 unrestricted shares in Company;

B.
Effective as of the Termination Date, Avatar agrees to pay Executive a Performance Bonus for 2012 in the amount of $243,750.  Payment will be made on the next payday after Avatar’s (i) receipt of the executed and unrevoked Agreement and the expiration of the seven (7)-day revocation period contained in Paragraph XXI of the Agreement and (ii) the receipt of the executed and unrevoked Additional Release and the expiration of the seven (7)-day revocation period contained in Paragraph VIII of the Additional Release; and

C.
In considerations of Executive’s outstanding efforts on behalf of the Company since she began her employment in 2007, her willingness to continue to perform all of her duties after her tender of resignation through September 30, 2012 and her agreement to assist with transition issues through the Termination Date, Avatar agrees to pay Executive a Special Bonus Award in the amount of $300,000.  Payment will be made on the next payday after Avatar’s (i) receipt of the executed and unrevoked Agreement and the expiration of the seven (7)-day revocation period contained in Paragraph XXI of the Agreement and (ii) the receipt of the executed and unrevoked Additional Release and the expiration of the seven (7)-day revocation period contained in Paragraph VIII of the Additional Release; and

D.
For avoidance of doubt, it is understood that (i) in order for Executive to receive the payments and/or benefits set forth in Sections V.B.-C. hereof, this Agreement and Additional Release must become irrevocable no later than November 30, 2012; and (ii) in addition to the timing of payment provisions of  Sections V.B.-C. hereof, the payments and/or benefits due to Executive under Sections V.B.-C. shall be made no later than December 31, 2012.

VI.          Subsequent to the Termination Date, Executive will be eligible to elect to continue coverage under the group health plan under COBRA, in accordance with normal COBRA rules.  Information about Executive’s  COBRA rights will be mailed to Executive’s  most recent address on file with Avatar in the near future.

VII.         In exchange for the promises which Avatar makes in this Agreement, Executive agrees:

A.  To release and forever discharge Company and Avatar, its past and present directors, shareholders, officers, members, principals, employees, contractors, agents, subsidiaries, divisions, predecessors, parents, insurers, affiliated entities, successors, transferees and assigns, and their personal representatives, heirs, and attorneys (collectively referred to as the "Released Parties") from any and all claims, demands or liabilities whatsoever, whether known or unknown, which Executive ever had or may now have against the Released Parties, from the beginning of time to the date of this Agreement.  This Agreement includes, without limitation, any claims, demands or liabilities relating to or arising out of Executive’s employment with Avatar or separation of employment with Avatar pursuant to any federal, state, or local employment laws, regulations, ordinances, or executive orders prohibiting, among other things, age, race, color, sex, national origin, religion, marital status, familial status, sexual orientation, and disability discrimination.

1.	This release includes, but is not limited to, any and all actions claims and demands under:

the Age Discrimination Employment Act (the “ADEA”) as amended, and the Older Workers Benefit Protection Act (“OWBPA”) 29 U.S.C. Section 623, et seq.;
Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq. as amended;
the Americans with Disabilities Act 42 U.S.C. Section 12101, et seq. (the “ADA”), as amended;
the Equal Pay Act of 1963, 29 U.S.C. Section 206(d);
the Family and Medical Leave Act, as amended, 29 U.S.C. Section 2601, et seq. (the “FMLA”);
COBRA, as amended, 29 U.S.C. Section 1161, et seq.;
the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et. seq. (“WARN”);
Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1514A; et seq.
42 U.S.C. Sections 1981 through 1988;
the National Labor Relations Act, 29 U.S.C. Section 151, et seq.,
the Immigration Reform and Control Act;
the Uniform Services Employment and Reemployment Rights Act of 1994;
the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended, 29 U.S.C. Section 1001, et seq. (excluding any vested benefits under any Employee Retirement Plan);

the Fair Credit Reporting Act;
the Rehabilitation Act of 1973;
the Genetic Information Nondiscrimination Act of 2008;
the Florida and Federal Constitutions;
the Florida Human Rights Act of 1977 and the Florida Civil Rights Act of 1992 as amended, Chapter 760 Florida Statutes;
the Florida Whistleblower’s Act, Fla. Stat. Section 448.101, et seq.;
Florida Workers’ Compensation Retaliation Statute, Fla. Stat. Section 440.205;
Florida’s Wage Payment laws, Fla. Stat. Section 448.07;
the Florida Minimum Wage Act, Fla. Stat. Section 448.110;
the Florida Wage Discrimination Law, Fla. Stat. Section 448.07;
the Florida Equal Pay Law;
the Florida AIDS Act, Fla. Stat. Sections 10.1125, 381.00 and 760.50;
Florida Discrimination on Basis of Sickle Cell Trait Law, Fla. Stat. Section 448.075; and
any other federal, state or local statute, executive order regulation or ordinance relating to or dealing with unpaid wages, employment, employment discrimination, retaliation, conspiracy, tortious or wrongful discharge.

2.
This release also includes, but is not limited to:  (i) any and all actions, claims and demands for wrongful discharge, future wage loss, employee benefits, bonuses, stock options, attorneys’ fees and costs, penalties and damages of all types, including, but not limited to, punitive and compensatory damages; emotional distress damages; breach of any employment contract (whether express or implied) among Executive, Company and Avatar; and (ii) any and all actions, claims and demands for tort damages (whether intentional or negligent) and/or personal injury as a result of Executive’s  employment or Executive’s termination of employment by Avatar, such as defamation, fraud, misrepresentation, assault, battery, negligence, negligent supervision, hiring, or retention, detrimental reliance, intentional or negligent infliction of emotional distress, breach of a covenant of good faith and fair dealing, and any other offense.  The foregoing list is meant to be illustrative rather than exhaustive.

B.  That no rights or claims after the date this Agreement is signed are waived, including, but not limited to rights or claims arising under the ADEA.

C.  In exchange for the promises which Executive make in this Agreement, the Released Parties agree to release and forever discharge Executive and Executive’s personal representatives, heirs and attorneys, from any and all claims demands or liabilities, whatsoever, whether known or unknown which Released Parties ever had or may now have against Executive and/or Executive’s personal representatives, heirs and attorneys, from the beginning of time to the date of this Agreement. This Agreement includes, without limitation, any claims, demands or liabilities relating to or arising out of Executive’s employment with Avatar or separation of employment with Avatar pursuant to any federal, state, or local employment laws, regulations, ordinances, or executive orders.

D.  Executive shall not sue any or all of the Released Parties, except in the event that the Company or Avatar breaches this Agreement or where Executive challenges the validity of this Agreement under the Older Workers Benefit Protection Act.  Nothing, however, herein precludes Executive from participating in or filing a charge or complaint with any federal, state, or local government agency.  However, with respect to such claims Executive is waiving, not only Executive’s  right to recover money or other legal not equitable relief in any action that Executive might institute, but Executive also is waiving Executive’s  right to recover money or other legal not equitable relief in any action that might be brought on Executive’s  behalf by any other person or entity including, but not limited to, the State of Florida, the United States Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), or any other (U.S. or foreign) federal, state, or local agency or department.

E.  That Executive has been paid and/or received all of Executive’s  past wages including overtime, compensation, bonuses, commissions, leave payments and/or and benefits due as of the date of this Agreement and that no such additional amounts are due Executive.

F.  That Executive reported all hours worked as of the date Executive signed the Agreement and has not filed any claims, complaints, charges, lawsuits or other proceedings against any of the Released Parties with any governmental agency, arbitrator, or any court.  Executive also represents that Executive does not intend to bring any claims on Executive’s  own behalf or on behalf of any other person or entity against Released Parties.  Executive further represent that Executive has not assigned or transferred, or purported to have assigned or transferred, to any entity or person any dispute released by Executive in this Agreement.

G.  Executive affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by Released Parties.

H.  Executive affirms that all of the Released Parties’ decisions regarding Executive’s  pay and benefits through the date of Executive’s  execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

VIII.        Prior to the Termination Date, Executive will return to Avatar all Avatar non-public information and property whether on paper, stored electronically, or otherwise including, but not limited to, confidential, proprietary and/or trade secret materials, documents, reports, files, manuals, memoranda, records, credit cards, computers, cardkey passes, door and file keys, computer access codes, computer passwords, software, data, programs, computer disks, cell phones, corporate credit cards, and other information or property belonging to Avatar or which Executive received, prepared or helped prepare in connection with Executive’s  employment.  Executive further acknowledge that Executive will not retain any copies, duplicates, reproductions, or excerpts thereof.  Executive agrees that Executive will not access, or attempt to access, by any means, any of Avatar’s computer systems except as permitted by the Company or Avatar.  Executive agrees that, in the event Executive discovers any other property of Avatar in Executive’s  possession after the Termination Date, Executive will immediately return such property to Avatar. Notwithstanding the foregoing, Avatar and Executive have agreed that Executive may keep confidential materials after the Termination Date as outside counsel on the Poinciana Parkway and any other matters designated by the Company or Avatar prior to the Termination Date.

IX.          Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.  Executive also agree Executive has no known unreported workplace injuries or occupational diseases.

X.           Executive further agrees that Executive will not ever personally, or on behalf of any other firm, corporation, person or persons, divulge or use any trade secrets, confidential, proprietary or competitive business information that Executive may have acquired or developed during Executive’s  employment relationship with Avatar.  Such protected non-public information includes, but is not limited to, financial data, investment data, sales data, employee data, business plans, business manuals, handbooks, methods of doing business, marketing and promotion methods, trade secrets, technical information or manuals, information of a proprietary nature, customer information derived from the customers, customer lists, contracts, lead slips, invoices, or any other confidential or proprietary information obtained by Executive through Executive’s  employment with Avatar.

XI.          Executive acknowledges and agrees that the covenants and undertakings contained in Paragraph X of this Agreement relates to matters that are of a special, unique and extraordinary character and that a violation or breach of any term of Paragraph X of this Agreement will cause irreparable injury to Company and Avatar, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Executive agrees that Avatar shall be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, restraining any actual or threatened violation of any covenant in Paragraph X of this Agreement by Executive and such other persons as the court shall order.

XII.         Nothing in Paragraph XI shall be construed to limit or prohibit Avatar from seeking any other remedies, including, but not limited to damages, attorneys' fees and costs, available to Avatar for the actual or threatened violation of any covenant contained in Paragraph X of this Agreement. Executive further agree that the covenants contained in Paragraph X of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against Avatar, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement of any the covenants in Paragraph X.

XIII.        Executive agrees that Executive will not engage in any harassing or disparaging conduct toward the Released Parties and that Executive will refrain from making any negative or derogatory statements concerning Released Parties.  Company and Avatar agree that they will not engage in any harassing or disparaging conduct toward Executive and that the Company and Avatar will refrain from making any negative or derogatory statements concerning Executive.

XIV.        Executive agrees to cooperate with Avatar in regard to the transition of the business matters Executive handled on behalf of Avatar.  Executive agrees to reasonably cooperate with Avatar and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Avatar which relate in any way to events or occurrences that transpired while Executive were employed by Avatar.  Executive’s cooperation in connection with such claims or actions will include, but not limited to, being available to meet with Avatar’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of Avatar at mutually convenient times.  Avatar will reimburse Executive for all reasonable, pre-approved out-of-pocket costs and expenses Executive incurs in connection with Executive’s obligations under this paragraph of the Agreement and pay Executive the hourly rate mutually agreed between Avatar and Executive.  Without limiting the foregoing, Executive has agreed to continue to represent Avatar as outside counsel with respect to the Poinciana Parkway and other matters designated by the Company or Avatar on terms mutually agreed upon from time to time so long as Company desires such representation.

XV.         Executive understands that this Agreement does not waive any claims that Executive may have:  (i) for compensation for illness or injury or medical expenses under any workers’ compensation statute; (ii) under any law or any policy or plan currently maintained by Avatar that provides health insurance continuation or conversion rights; or (iii) any claim that by law cannot be waived or released.

XVI.        Executive acknowledges and agrees that:  (i) Executive has had reasonable and sufficient time to review this Agreement and to consult with an attorney regarding this Agreement; (ii) Executive has been advised to consult with legal counsel regarding this Agreement and is encouraged by Avatar to consult with legal counsel with regard to this Agreement; (iii) Executive is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (iv) Executive is not relying upon any oral representations made regarding the subject matter of this Agreement; (v) in exchange for Executive waiving Executive’s  rights and claims, Executive is receiving consideration in addition to that which Executive was already entitled; and (vi) Executive has received all information  Executive requires from Company and Avatar in order to make a knowing and voluntary release and waiver of all claims against Released Parties, including claims under ADEA.  Avatar and Executive further acknowledge that this Agreement and the release contained herein satisfy all the requirements for an effective release by Executive of all age discrimination claims under ADEA.

XVII.      Pursuant to the provisions of the Older Workers Benefit Protection Act (“OWBPA”), which applies to Executive’s  waiver of rights under the ADEA, Executive acknowledge that:

A.  Executive has been given twenty-one (21) days within which to consider whether to execute this Agreement; Also pursuant to the OWBPA, Executive have seven (7) days from the date Executive signs this Agreement within which to revoke this Agreement, by providing written notice via U.S. mail, overnight mail or hand delivery to Avatar, Attention:  Allen Anderson, 8601 N. Scottsdale Rd, Suite 225, Scottsdale, AZ 85253.

B.  Executive’s written revocation must be received no later than 5:00 pm on the seventh day;

C.  Executive understands that this Agreement shall not become effective until the seven-day revocation period has expired.  Executive will not be entitled to any benefits of this Agreement if Executive revokes either this Agreement or the Additional Release.  If Executive decides to revoke either this Agreement or the Additional Release, it will not change the fact that Executive’s employment with Avatar ends on the Termination Date; and

D.  Executive understands that Executive may sign this Agreement prior to the end of the twenty-one (21)-day period.  If Executive does so, Executive agrees that it was done knowingly and voluntarily, without any improper inducement by Avatar.

E.  Executive acknowledges that Executive received this Agreement on September 24, 2012.

F.  Executive agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

XVIII.  Executive, Company and Avatar acknowledge that the cash payments provided under this Agreement are taxable compensation and will be reported on Executive’s  Form W-2 for the year of payment.  In addition, Company, Executive and Avatar acknowledge that all other payments and benefits provided under this Agreement that are required pursuant to the Internal Revenue Code to be treated as taxable compensation also will be reported on Executive’s  Form W-2 for the year the payment or benefit is provided.

XIX.        Executive, Company and Avatar acknowledge that if any provision of this Agreement is invalidated by a court of competent jurisdiction, (except the releases in Paragraph VII) then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

XX.          Executive, Company and Avatar acknowledge that this Agreement, together with the Additional Release, constitutes the entire agreement between the parties with respect to the matters set forth in this Agreement and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein.

XXI.        This Agreement does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Executive, Company or Avatar.

XXII.  Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and signed by each of the parties.  For Company and Avatar by:  Allen Anderson, CEO.

XXIII.  Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  No party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

XXIV.  Executive, Company and Avatar agree to pay their respective attorneys’ fees and costs in connection with this Agreement, and will not try to obtain any additional fees or costs from each other.  However, both Executive and Avatar reserve any and all rights to enforce the terms of this Agreement.  If any lawsuit is brought to enforce or interpret the terms of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs, and all reasonable attorneys’ fees at all trial and appellate levels, in addition to any other relief to which such prevailing party may be entitled.  Notwithstanding anything in this Paragraph to the contrary, the prevailing party in any action at law or in equity under the ADEA or to enforce or interpret the validity of any release of an ADEA claim will not be entitled to recover attorneys’ fees and costs as specifically authorized under federal law.

XXV.  The waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

XXVI.     Company and Avatar represent and warrant that the person signing this Agreement has the authority to act on behalf of Company and Avatar and to bind Company and Avatar and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s  own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Executive, Company and Avatar each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released by this Agreement.

XXVII.    This Agreement shall be construed as though all parties contributed equally to its content.

XXVIII.   In the event of any dispute or claim relating to or arising out of this Agreement, the parties’ employment relationship, or the termination of that relationship for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud, retaliation, discrimination or harassment), the parties agree that the proper venue for any and all disputes/claims between them shall be venued in and brought in a court of competent jurisdiction in Polk County, Florida and tried before the court in a bench trial, as the parties expressly waive their right to a jury trial.  Notwithstanding the foregoing, in the event of any such dispute/claim, the parties may agree to mediate or arbitrate the dispute/claim on such terms and conditions as may be agreed to in writing by the parties.

XXIX.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, substantive, procedural and remedial, notwithstanding any conflict of laws analysis to the contrary.  The parties further agree that the proper venue for any dispute is Polk County, Florida.

XXX.       This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

XXXI.     Further, Executive shall be indemnified and held harmless (including advancement of attorney’s fees) to the fullest extent permitted by the Company’s bylaws and or other applicable plan, program, agreement or arrangement of the Company for Executive’s actions on behalf of the Company and its affiliates prior to the Termination Date.  The rights under this paragraph shall continue as to Executive after the Termination Date and inure to the benefit of Executive’s heirs, executors and administrators.

XXXII.

A.  It is the intention of both the Company, Avatar (collectively the "Employer Parties") and Executive that the benefits and rights to which Executive is entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Employer Parties believe, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Executive and on the Employer Parties). The preceding provisions shall not be construed as a guarantee by the Employer Parties of any particular tax effect to Executive of the payments and other benefits under this Agreement;

B.  In the event that Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Employer Parties and Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the Employer Parties determine (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule; and

C.  For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment.

EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY
BEFORE SIGNING THIS AGREEMENT AS EXECUTIVE IS WAIVING IMPORTANT RIGHTS (INCLUDING THOSE UNDER THE ADEA) AND TO
READ THIS AGREEMENT CAREFULLY

I have read the foregoing Separation Agreement, Including General Release, and I accept and agree to the provisions contained in this Separation Agreement, Including General Release.

/s/ Patricia K. Fletcher	9/24/12
Patricia K. Fletcher	Date

AV HOMES, INC..

By:	/s/ Allen J. Anderson

	Allen J. Anderson	9/25/12
	Print Name	Date

Its:	CEO
Title

AVATAR PROPERTIES INC.

By:	/s/ Allen J. Anderson

	Allen J. Anderson	9/25/12
	Print Name	Date

Its:	CEO
Title